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The following is a transcript of the all-employee meeting held by Enviri Corporation (the “Corporation”) in connection with the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

Thank you all for joining us today. Before we dive in, I need to cover some meeting logistics. We’re using Microsoft Teams and we will be taking questions via the Q&A format. It’s a feature on the top right of your screen, and we’ll have time to answer your questions after Nick’s comments. You can also send any questions to communications and enviri.com. This meeting also offers closed captioning and translation capabilities, and you can enable this by clicking the CC or the captions button at the top of your screen. And choose your preferred language. The meeting is also being recorded and will be posting it on our new comms hub page on the IX. And anyone can review that after the fact next week. And with that, I’ll turn it over to Nick.

OK. Thank you, Karen. Hi everybody. Well, it’s a big day. Big day here at Enviri. You’ve all seen the announcement and probably following our share price. And of course it’s very gratifying to see that. Let me just maybe in my own words, share with you what we are doing here. We signed an agreement to sell Clean Earth for $3 billion to a very large global environmental solutions company named Veolia. They’re based in France.And we will use that 3 billion dollars of proceeds to pay off a lot of our debt and also to return cash to our shareholders. And in addition to shareholders receiving cash, they will receive shares of stock in what we’re calling new Enviri, which will be comprised, of course of Harsco environmental Harsco Rail and supported by a corporate team. So we’ll have a new public company, which we will be named Enviri as well. We expect all this to take effect for the transaction to close probably the middle to latter part of the second quarter of next year.

And we believe this is just a great result for both our shareholders and our employees from a shareholder standpoint. The valuation that we receive for clean Earth is very high and it’s also tax efficient. So we’re not paying any corporate level tax on the gain on the sale of Clean Earth, and so we have a lot of happy shareholders today.

The valuation that we receive for clean Earth is the highest on a relative basis of any transaction in the specialty waste sector in the United States as a multiple of Clean Earth’s cash earnings we are being paid 18.5 times and their previous high valuation for similar transaction was 17 times so. Many, many people who may have expected us to execute this transaction, it underestimated what we would receive for Clean Earth, and therefore you’re seeing the share price move up considerably as we speak.

From an employee standpoint this is also a great transaction. For our Clean Earth colleagues as much as we will hate to see them leave Enviri, they’re joining a very large, their revenues are €50 billion, they are truly a global company in specialty waste, wastewater treatment and municipal solid waste. A very big company, really the only global waste or environmental company in the world so a very good home for them. Clean Earth will become part of Veolia’s North American business which is a bit bigger in terms of specialty waste than Clean Earth. So the combination of the two I think will make them the second largest specialty waste company in the US so a very good result for Clean Earth employees. For employees of Harsco Environmental, Harsco Rail and at corporate, you all will become a part of a company that’s very much set up for success. We’ve been suffering at Enviri the past couple years with a very high level of debt. As I mentioned, a lot of that debt will be paid down. The balance sheet of New Enviri will be very healthy. And that’ll provide many opportunities for New Enviri and fewer constraints also. So again a very good result for in my strong opinion all employees at Enviri.

You know, before we announced back in early August that we were undertaking this process to look at strategic options. You know our stock was trading in a range of kind of $8 to $9 and of course we had the very strong view that that did not reflect the value of each of our three businesses when added together. And so this transaction today, against that 8 or $9 share price, which was fairly stable back in early August, we’re obviously trading at you know twice that level. And so we accomplished what we wanted to, which was to create value for our shareholders that was much more aligned to what we view the value to be of our businesses and of course, selling Clean Earth at a very high valuation is a very big step in doing just that. We believe, I certainly believe that the value of an Enviri share now is should be north of $20. We may not trade that high. There will be some concern whether or not the transaction will close. Their challenges that we still are working through in our rail business and we certainly you know, come back and talk about this in a minute, certainly, you’re very bullish on the future of New Enviri. So I want to, on behalf of the Board of Directors and of course myself sincerely thank the Clean Earth employees and the corporate employees that enabled this transaction to be so successful. It’s an incredible amount of work in a relatively short period of time. Even though I explained the transaction in layman’s terms, it’s actually fairly complex and therefore required more effort than what would a typical divestiture would require. So just a very good outcome and I’ve never been more proud of our organization to deliver this kind of result.

I’d like to just also reflect for a minute on the history of the Clean Earth platform. Back in 2018 we were a very diversified company with a series of businesses that really didn’t fit together. And so we undertook a very formal evaluation process within the company on what we should do with our portfolio of businesses. And we identified the environmental theme as one that fit with Harsco Environmental and also would serve to be our kind of North Star for what we’d like to see the company become over time. And within a year of making that kind of strategic pivot we sold three industrial companies, we acquired two environmental companies in Clean Earth and in the environmental solutions business of Stericycle. We paid about a billion dollars, a little more than a billion dollars for those two businesses in 2019 and 2020. And you know, here we are today, selling Clean Earth for about 3 times what we what we paid for it. And through that period from 2019 to today, think about what the Clean Earth team has had to weather. A pandemic, right? Extraordinarily high inflation in key cost categories in the Clean Earth business. A very full and complex integration of two businesses that had disparate processes and business models, IT platforms, go to market approaches. Even though they serve the same market, 2 very different businesses in many ways so in my career, I’ve simply not seen in a five year period a business become so transformed and with a significant lift in its financial profile as the team has done in Clean Earth and of course, there are many, many, many people in Clean Earth that contributed to that. I’d like to of course highlight Jeff Bestwick, Mike Polkovich, and Liz Peterson in particular as having driven this result for our company and our shareholders. So the New Enviri I mentioned, that very optimistic about the future of New Enviri. These are two market leading businesses. The brands are the top brands in their respective industries. These are global businesses that are well known everywhere. And I think each of those two businesses is probably near the bottom or probably at the bottom based on the market conditions that they’ve been facing and some other somewhat unique issues within rail. So, you know, we certainly believe that that the future is very bright for New Enviri.

We announced today that Russell Hochman, our long time and esteemed General Counsel has been promoted to the position of President of Enviri and Chief Operating Officer of Enviri and is responsible for Harsco Environmental and Harsco Rail. And when this transaction closes as I mentioned, sometime mid to late second quarter of next year, Russell will become the new the CEO of New Enviri and at that time, I will leave the company after I guess over 10 years of having been the CEO of Harsco and then of course Enviri. So I ask you all to congratulate Russell. This is a tremendous outcome for our company, our shareholders and its employees. Many of you know that and we joked that Russell has the longest title in the company and now it’s even that much longer. But the role that he’s played and the contributions that he’s made at our company and being at my side for 10 years really are well beyond those of what a general counsel typically encompasses and contributes. So he’s knows our businesses very well and has a very good focus on commercial and operational matters. He’s of course a very strategic thinker and a very strong leader. I’ve thought often times that the Office of the General Counsel, top to bottom, probably had the strongest team in this company. And of course, that’s a testament to Russell’s ability to attract and retain and develop very, very talented people. So I’m confident that those leadership skills that served all of us well, Russell as our general counsel, will serve us equally, if not better with him as the CEO of New Enviri. So Russell’s here with me today. I think Russell would like to make a few comments.

Sure. Thank you, Nick. And I’ll be brief because I’ll have a lot more to say as we progress, but I want to first start by thanking Nick for bringing us to this place of celebration, I can see all the emojis on the screen, and of course those are in celebration of the announcement today and so we should all take a moment to appreciate that. I just also want to add that I recognize for many of us who were not involved in this transaction, you know, change can be a little unsettling. What does this mean for me? What does this mean for my business? And that’s very normal and of course, we’re here to respond to your questions today and throughout the near future and for those of you who know me, my door is generally, open and you’re always welcome to reach out to me directly. Having said that, I do think this is a real moment of celebration for everyone, the for the Clean Earth team. We’ve enjoyed tremendously watching you grow and develop this incredible business. And apparently so did the rest of the world, who were all beating a path to our door to try to get you to join their teams so and we did take into consideration Veolia, not just as a suitable buyer but their values as well and Nick spoke with their CEO and we became very comfortable that Veolia was the best family for our Clean Earth to join so we feel very good about that. For my colleagues at HE and Rail this is also an exciting time, as Nick said the money that we’re getting from this transaction is quite significant and then of course some of that will share with our stockholders, our owners, but we’re also using a significant amount of that money to give the remaining businesses a fresh start, right? A cleaner balance sheet, less debt to pay for and more financial flexibility. And so as we move forward in New Enviri, we have a chance to reset, reimagine and reach our potential. And I’m really looking forward over the next few months to sitting with everyone, the leadership teams, traveling around, meeting all of you and hearing your ideas about what we can do with this reset. As I mentioned to a few people before none of you will notice anything different because of this transaction it’s business as usual. I guarantee you none of what we described will affect your life in terms of the transaction details, but I can say we’re effectively doing an IPO of New Enviri, which I find kind of exciting and we’ll have a chance to kind of rebrand and recast ourselves as an IPO. And we’ll have a new story to tell and I’m looking forward to developing that story with everyone on this call and those who haven’t had a chance to join us. So more to come. Stay tuned, but I’m very excited to step into this role, I’m honored to lead the new company into the next chapter of its adventure. So thank you all.

OK. So we’ve plenty of time here, very happy to respond to any questions or comments you have. I think Karen had highlighted for you how to do that so I will pause here and wait, wait for questions or comments.

Yeah. I’ll just remind you there’s a Q and A button at the top of your screen and you can submit a question that way. We have a couple in already.

First of all, why did you choose to sell Clean Earth versus any other divisions? Yeah, it’s a great question. It wasn’t necessarily our strategy from the beginning of looking at our portfolio. As the specialty waste market really began to consolidate because of all of our debt, we kind of weren’t in a position to be a consolidator and the relative valuations of our competitors, how they viewed, you know, our business continued to grow, and so when we bought Clean Earth and ESOL, we paid a multiple blended of about 12 times EBITDA and we sold for 18 1/2 times. It would have been very, very difficult and it would have taken a lot of time for that kind of value to be reflected in our stock price, OK. So, you know clearly in terms of recognizing the true value of our company, the best way to do that was to sell Clean Earth. Yeah. Obviously, you know it’s a bittersweet, right? Or as I said, very proud of what we have in Clean Earth and what the team has built and so it’s not an easy decision, I’ll say personally. But we all work for the people that own this company and this is the best outcome for them.

OK. I don’t own stock, but will there be any direct benefits to me or other employees like me? As Russell and I both mentioned, I think whether you’re in Clean Earth or in HE or Rail, I think the situation from a career and professional standpoint is improved. I think to for Clean Earth to be part of a $50 billion global market leader will present tremendous career opportunities for those that would want to pursue them. I think within HE and Rail and corporate, to work for a company that is not any longer saddled with the high amount of debt that we’ve been dealing with, it provides those employees I think an opportunity at a company with more flexibility. So yes, I truly do believe that this is best for all of our employees.

OK. What new services will be Veolia have to offer Clean Earth customers, if any? And just a reminder we have Jeffrey Beswick on. Yeah, I certainly can answer that. But why don’t we allow Jeff to jump in here?

Thanks. Thank you, Nick. Great question. You know, I think Veolia is more of a very complementary business from the standpoint. They’re focused on a customer base that not necessarily we’re as focused on and vice versa and additionally, their asset base is very complementary. So they operate 3 hazardous waste incinerators.

They have what will be the largest hazardous waste landfill in Arkansas. And then they’re very strong in solvent distillation, fuel blending operations and we have similarities in our Universal Waste business as well. So I think it’s when we think about the two companies together, it’s really a combination of being a true full service provider of all environmental solutions and services to our customer base. They do a little bit more bulk type waste, so large waste volumes, they transfer a lot of their material via rail, whereas we’re more LTL truck based logistics and then they’re also in refineries and we’re not in refineries. They are not in retail, we are very strong in retail. So when we look at the combination, I think it’s going to be, we will be #2 in the market from a revenue perspective as well as an asset perspective, but I think we will be able to strongly compete with every competitor nationally and I also think for some of the Clean Earth customer base, I think there’s an opportunity even globally to look at how we can continue to bring the services and the quality of our business to both the Veolia’s customers as well as to our Clean Earth customers. So hopefully at a high level I’ve been able to answer it, but it’s very complimentary. I’ll also mention too, I think it’s important that Veolia is very, very safety and compliance focused. It’s a it’s a people focused organization. When we look at the breadth and exposure of people development, both resources as well as programs of a global organization that’s in you know over 50 countries in the world, it’s just it’s a very robust platform. So I think it will bring things to our customers as well as to our employees. So I don’t Nick, if there’s anything you wanted to add beyond that, but.

No, Jeff, I just maybe a bit of an anecdote to give you a sense of the breadth of Veolia and the things that they do. When I was speaking to their CEO at one point last week, she was in Morocco commissioning a desalinization plant. She tells me that they’ve not had rain in Morocco for seven years. The farmers were destitute. And Veolia chose to invest in Morocco and build this desalinization plant to provide, you know, fresh water in Morocco. So that’s just an example of the kind of company that they are. Very global. They’re in many different aspects of supporting environmental needs around the world, and I think that’s pretty cool.

Yeah, absolutely, absolutely.

Yeah. Well, here’s another Clean Earth focus question. What will happen to 1 Clean Earth and how does affect this affect the migration to core?

You want to take that, Nick, or you want me to?

Oh, go ahead, Jeff.

Yeah, sure. So I think this is, it’s a great question and excited to disclose that Veolia was very excited about learning more about our 1 Clean Earth journey, both from a system perspective as well as a process perspective. And I think when we talk about the complementary nature, you know Clean Earth, if you’re looking at the two organizations in North America in the waste sector, Clean Earth is very strong on the front service side of the business, executing all of our stops and our LTL service across a very diverse customer base, and Veolia is very strong on compliance and back end facility destruction and disposal. So when we put those together, we need a platform that’s going to be able to do that and I think Veolia recognizes that while they have, I’ll use an example, they have very good systems in their haz waste incinerators that run the operations of that incinerator in a safe compliant manner, they’re on multiple systems as well relative to how they serve their customer base. So they have indicated that they are very excited for us to complete our journey. They are also going through an IT transformation globally at Veolia right now. So they are doing very similar things to what we’re doing and what we expect or what I expect will occur is they will utilize our platform and incorporate pieces of their platform into it. So I think it’ll certainly not a slow down. It is full speed ahead. Nothing changes relative to timeline and direction in the near term. And then I would expect, I guess everyone who does 1 Clean Earth take a deep breath, but it’ll probably be even more development after we kind of solidify our base or in conjunction as we’re nearing the end, they’re going to bring additional components. I’ll use an example that I think there’s people on the call that would be excited to hear. They have a very robust field lab packing system. We do not have that. And so that was on our radar, but it’s not even happening till well after we’re through kind of our phase two of 1 Clean Earth. So they have a very robust platform. How do we put it together? That’s just an example of I think how we’re going to take the best of both companies from an IT system perspective and put them together, that’s the vision that’s been signaled to Nikai.

All right, given that we’ve successfully divested one business vertical and realized significant value, could you clarify our strategic direction for the rail division? Are we moving ahead with divestiture or what is the plan? Why don’t I feel that? So couple of thoughts on that question. One is, we should continue to focus on our objectives. We have a number of challenges we’re working through with Rail, but we have a clear path to addressing those, whether they’re operational or the ETOs. And so our goal, our primary focus and goal, will be to address those and get Rail to a stable. Position I think beyond that the way I’m thinking about this is we made a commitment to our owners, our shareholders, to unlock the. value of this business, OK. That can mean a lot of things, and it you know, it could mean selling it could be not selling. But one of the challenges that the leadership team here at Enviri has been dealing with is a disconnect between what we think the value of this these businesses might be or is and what the stock market does and so today was a substantial set, a reset of that and anyone you know has pulled up their stock ticker, you’ll see that our shareholders are enjoying the benefits of this reset. I’m not gonna over index on our stock price because I realize not everyone lives and breathes our stock, but it is something that we need to be mindful of for those who have chosen to invest in us and of course, as you know, our owners aren’t just, you know, wealthy Wall Street people. They’re our 401Ks and pension plans around the country. So these people have choices to make about where they put retirement funds and so those who have been loyal to us and stayed with us are obviously enjoying that. So my message will be the same, which is we’re committed to unlocking that value. We will if we hit our goals, we hit our AOPs, we hit our commitments. We can achieve that, but I think our focus should just be on the task at hand and just driving forward to meet those.

Great is the New Enviri company going to be named Harsco? You wanna take it? Go ahead. Well, you know, we did kick this around and we came to the conclusion that we liked the name Enviri. Of course we all have a lot of affection for Harsco and of course we recognize that all of our businesses are actually called Harsco. So we thought, you know the combination of the names it was still very valuable to us, so in conclusion we decided to stay with the Enviri name at the corporate level, but our sort of brand names will remain the same at the business unit level.

OK, Veolia seems to have a business operations presence in India, but not necessarily like our GCC. What would be the likely way forward for the Enviri Clean Earth GCC in India? Well, you want me to, I’ll start Nick. I mean, I guess relative to the Clean Earth GSC folks that team, we’re expect that team to come over with our organization. They’ve dedicated resources to Clean Earth, they’re integral to us running our business and developing, as an example, 1 Clean Earth and so the expectation and part of the, I’ll call it the perimeter of the organization of Clean Earth does include the dedicated Clean Earth GSC. Relative to the first part of that question, Nick, I don’t actually, I can’t answer what Veolia setup is in India. I don’t know if you have any perspective on that.

You know I don’t, Jeff. And it’s a good question. We’ll just have to wait and see and hear from Veolia. Understand better what their presence is and how they should take advantage of our resources in India. I think you know we all for good reason Hold our GSC team in extraordinarily high regard. The value that they bring to our businesses and just like our other Clean Earth colleagues that have added so much value to the business. I certainly would expect Veolia to want to take advantage of all that talent and capability and capacity.

Absolutely.

But we can’t speak for them on that point yet.

Yeah. So the one thing I guess I would add is I do understand that Veolia has a large engineering team in India. So I don’t, I thought they were present. I don’t really know what that means relative to a difference, but we will certainly, it’s a good question, and we will certainly gain more information over the coming weeks and be able to share that with you.

Thank you. Will there be any strategic direction shift in HE and if so, what might that be? So I don’t anticipate significant strategic changes. I think the team has developed a great plan and is executing on it. They’ve been through some ups and downs and are now in a position to rebound in the second-half of this year. So I would say we should stay that course, but as I mentioned earlier, my goal over the next few weeks and months is to sit down with the leadership team, visit the sites, talk with everyone I can and get your ideas about what we can do better. You will all know the business at your level, far better than I do, and one thing I’ve found is there are a lot of creative people with good ideas about how we can make not just the big things, but the little things a little better at the end of the day, I think there’s a lot of value we can create at HE by focusing on the little things and putting those all together. And as I said, taking advantage of this opportunity to reset the business in that direction. Not necessarily, big major shifts, but more, as I said, taking advantage of the moment.

Not too long though we refocused our strategy on the environmental market, will we still market ourselves as an environmental solutions company? Yes, no question. Yeah, I think the first step that we took along this environmental journey was to rebrand from Harsco metals and minerals to Harsco environmental. Right that was done, I think, in 2018, if memory serves. And so we clearly view HE as an environmental company. If you look at all of our innovations in our pipeline, if you look at our value proposition, when we talk to customers about why Harsco, we kind of lead with our environmental focus and I think that’s well respected. And it makes, I think we’re unique in our industry with that value proposition, so. Absolutely. We’re going to want to continue that.

If I could just add one thing to that, maybe two. So I’ll let you in on a little part of our thinking back in 2018. Nick alluded to that earlier when we were all sitting around and trying to develop a new path for Harsco, I think we were sitting in somewhere in New York City at the time with some other folks and figuring out where else could we go. And talking about our existing businesses and of course, some of those looked a little different than they do today, but we focus particularly on Harsco Environmental and we suddenly realized that we were actually one of the first companies to engage in sustainable, you know, services like, you know, at least in the United States, probably in the world, and what I mean by that is we looked at how we do things like processing flag. We take that in and convert it into fertilizer and asphalt and other things and we say, wait, we don’t need to sort of invent ourselves, we’ve been there the whole time. And from that, we kind of said, OK so what other industries are similar to this? And so that’s how we kind of ended up with the Clean Earth platform because we thought that we had very similar strategies and similar sort of approaches. So we absolutely are committed to this story and continuing to tell the story for New Enviri, but even for rail, you know rail has a lot to talk about in terms of sustainability and benefiting the environment, you know, starting not the least of which is that you know, rail is obviously makes less of an impact on our environment than other forms of transportation. But even within, if you think about the specific technologies within rail, you know some of the equipment we’re building for our European ETOs which we sometimes only hear negative things about, but there are a lot of positive things about those, those are very. Environmentally friendly vehicles and our European customers are absolutely delighted that we could design this for them. So one of the things that I’d like to do going forward with your help is to really continue to highlight how New Enviri will be an environmental company.

Great. With the opportunity for reinvestment or new investment in the company. With the proceeds of this sale, are there any plans on updating, you know, specific projects sites so that teams can fulfill their contracts and keep their customers satisfied? So great question. So I think the answer is similar to what I said before, which is yes, this is a great opportunity to reset and we’ve taken a huge burden off of this company. By paying off our debt and starting the life of New Enviri without that kind of burden. As I also said, I really want to spend the next few weeks and months sitting with the leadership and traveling around and having a conversation about how to invest whatever capital we have available to us. While it is a golden opportunity to reset, it’s not an unlimited opportunity and of course, we don’t want to end up where we are today, carrying more debt obligations, right. So part of that will be what’s available to us today, part of it will be seeing how much cash the businesses generate and we can reinvest that into the business. So a lot of conversations to come about how we invest in our and what are our priorities, but I’m looking forward to having the conversation with everyone about. The best path forward.

Maybe I’ll just add and I think the team knows this. We need to boost our return on capital invested in the AG business. Right. The cost of our capital is higher than our return on capital, right? So of course we have many good contracts that have a very good return, but we also have a handful of large contracts that have zero or in a few cases negative returns that drag that down. And so it’s difficult to have a return on capital that’s lower than your cost of capital. And so we really need to focus and I know we are focusing and will continue to focus on investment opportunities that enable us to increase our return on capital. Yes, we need to satisfy our customers and obviously. keep our employees safe. You know, those are kind of cardinal principles that our company and part of our values. But we need to recognize that we’ve not yet breached that very critical threshold of having a return higher than our cost in HE.

OK. What happens between now and the close of the sale? Can you walk me through the road map? Not much is going to change. We’re about to begin our annual operating plan cycle. Clean Earth, of course, will go through that process as well. Clean Earth will be part of Enviri until the transaction closes and it’ll be important for Clean Earth, as I’m sure they will to continue to perform at a high level. In terms of HE and Rail, we’ll go through the same process. Really. Not much is going to change. The leadership is changing, right? So Kristoff and Gary will report to Russell. I will continue to be very much involved. I’m not going anywhere until the transaction closes and I’m completely committed to doing all I can in the next 5 or 6 months to support our businesses and of course the transition to Russell, so I think it’s effectively business as usual until we close.

When can we expect system changes? E-mail brand etcetera for Clean Earth employees. How will this change be communicated? Well, none of that would change, of course, until after the closing and at that point I would imagine Jeff and Veolia will have an integration plan. I suspect it’s still being developed and will be developed further between now and closing. But transitions like that, you know will learn of, you know, as time passes here.

That’s correct, Nick. Yeah. So I think it’s important that nothing changes until the closing date and the closing date will be more defined over time as we go through all the processes as well as the integration plan. And so we’ll have much better clarity as a Clean Earth team on integration, day one integration and then what’s the plan from there on out. Veolia is very interested in working with us through that process as well. So I know a lot of questions right now, but more will, you may not like the answer, but the reality is more will become clearer overtime and we’ll be allowed to share more of that as we get closer to the closing date. I mean this, this close date is when everything starts to transition. So we’ll have some visibility into that prior to that, but most of it will occur after.

Yeah. If I could just put on my General Counsel hat on for a minute. I would say the prior question asked also, you know what’s gonna happen. You know, between now and closing Nick mentioned the AOP’s, but we need to make a couple of important filings with the US government. One is sort of the IPO documents with the Securities and Exchange Commission and that’s well underway. The other is the antitrust review with the Department of Justice, also known as Hart Scott Rodino (HSR). And we’ll do that jointly with Veolia and DOJ has to review this. And you know, we as Nick has mentioned, have every expectation that will be approved that we can close. But it is a serious review and we are talking about a competitor to Clean Earth so during this time period, there cannot be any discussions in depth about, you know, integration or combining and that’s from a practical perspective, it’s also from a legal perspective because if for some reason this transaction is not approved and as I said, that’s unlikely, right, the government wants to make sure that the two parties have not actually started combined. So there are many good reasons to just focus on the business at hand and after closing all of those issues will be addressed.

What is the long term plan for the rail business? So as I said, focus on the plans that Gary and the RLT have laid out. I have a lot of confidence in those plans. I’ve seen the long range plan, the LRP, I think it’s the best one I’ve ever seen in my years I have. I just have a lot of confidence in it. I know we’re entering annual operating plan season, which is of course part of the LRP and i’m looking forward to joining those discussions along with the rest of the corporate leadership team. And continuing to drive the actions that Gary and the team down in Rail have laid out, I think that should be our primary and secondary and beyond focus. You know the conversation about unlocking some of the parts, that’s true for every company. You know, every company on the planet, at least publicly traded ones, will always have to do what’s ever in the best interest of our owners and if that means at some point we have to, you know, consider selling a business as we’ve done today, we will do that and if it means continuing on for the immediate future, we’ll do that too. So I don’t wanna spend, you know the rest of our years like focusing on which business is gonna sell and what’s not gonna sell, because I don’t know the answer to that, and I’ll be very transparent as you get to know me better about where our thinking is. But at the moment, I would just say driving towards our commitments, our plans, our goals, our responsibilities, being accountable to each other for deliver. On those commitments is gonna be one of my key principles. You know, we’re all in this together. We have a social contract with each other to perform to our best and reach our potentials and I’m very committed to having us all focus on those priorities and then we’ll figure out the rest from there.

OK. This will probably be our last question, just with the time, but across the board there have been some questions from all divisions frankly about job security, benefits changes, comp changes, bonuses and maybe we could just address those as a group. As a part of this transaction? Just resulting from, yeah. I’m happy to make a comment and certainly others chime in. I think for our Clean Earth employees obviously, we just talked about this transition that will occur and so nothing changes today with regards to any of those things, benefits, etc. Obviously, you know during the time in which we did our due diligence for the Clean Earth employees, Veolia has a very competitive compensation package. You know, very similar in themes as ours and so we’ll make that transition when the time comes after of course we get through close. So today nothing changes. You all just did your, for those in the US, your annual enrollment and your medical, etc., will remain the same. We’ll still go through our merit planning process, which of course we’re in now and we’ll still go through our AIP process etc. Obviously, depending on business results, whether or not that is in fact something that we can enjoy this year. So all of those things will stay the same and then of course, when we reset as SpinCo, if you will, or Enviri/New Enviri, you know many of those things will carry forward. And you know, there might be a few adjustments that we need to make relative to the overall package itself, but for the most part, we don’t anticipate any significant changes to any of those. Those topics as it relates to career development, learning and development, etc., we’ve done a lot in that area and so all of that will continue to be available to all employees whether it’s through learning 360 or other venues, and so, I think there’s a lot of great opportunity for both the Clean Earth employees going into Veolia and of course our corporate and HE and Rail colleagues remaining with Enviri so we don’t anticipate anything significant, but certainly over the next few months and weeks ahead, we hope to, of course enjoy and learn more about those things.

Make any final comments.

No, I again, I appreciate everyone joining here and being engaged. This is a big day for this company. It’s about as big a day as one would imagine at a company of our profile. And so I think it is a day to be proud, though proud, proud of the company you work for and our ability to demonstrate the creation of value for the people that own this company. They have a lot of happy shareholders today and that should make all of us happy as well. OK. Well, thank you all for joining. Thank you. Thanks everyone.

Cautionary Statement Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisition of the Clean Earth business (“Clean Earth”) of Enviri Corporation would be acquired by Veolia Environnement S.A. (“Veolia”) and Enviri Corporation’s related spin-off of Harsco Environmental and Rail businesses of Enviri Corporation (“New Enviri”) (such acquisition and the related spin-off, the “Proposed Transaction”). Forward-looking statements contained herein could include, among other things, statements regarding the anticipated timing of the consummation of the Proposed Transaction; statements about management’s confidence in and strategies for performance of the New Enviri; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. These forward-looking statements generally are identified by the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” “target,” “contemplate,” “project,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (1) the occurrence of any event, change, or other circumstance that could give rise to the right of one or multiple of the parties to terminate the Agreements between Enviri Corporation and Veolia; (2) the possibility that the Proposed Transaction does not close when expected, or at all, because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis, or at all; (3) the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, including those resulting from the announcement, pendency or completion of the Proposed Transaction; (4) New Enviri’s ability to successfully enter into new contracts and complete new acquisitions, divestitures or strategic ventures in the time-frame contemplated, or at all; (5) New Enviri’s inability to comply with applicable environmental laws and regulations; (6) New Enviri’s inability to obtain, renew, or maintain compliance with their operating permits or license agreements; (7) New Enviri having a smaller size and more limited resources than Enviri Corporation; (8) the seasonal nature of New Enviri’s business; (9) risks caused by customer concentration, the fixed price and long-term customer contracts, especially those related to complex engineered equipment, and the competitive nature of the industries in which New Enviri will operate; (10) the outcome of any disputes with customers, contractors and subcontractors; (11) the financial condition of New Enviri’s customers, including the ability of customers (especially those that may be highly leveraged or have inadequate liquidity) to maintain their credit availability; (12) higher than expected claims under New Enviri’s insurance policies, or losses that are uninsurable or that exceed existing insurance coverage; (13) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (14) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (15) New Enviri’s ability to attract and effectively retain key management and employees, including due to unanticipated changes to demand for New Enviri’s services, disruptions associated with labor disputes, and increased operating costs associated with union organizations; (16) New Enviri’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which New Enviri will operate; (17) failure to effectively prevent, detect or recover from breaches in New Enviri’s cybersecurity infrastructure; (18) changes in the worldwide business environment in which New Enviri operates, including changes in general economic and industry conditions and cyclical slowdowns impacting the steel and aluminum industries; (19) fluctuations in exchange rates between the U.S. dollar and other currencies in which New Enviri will conduct business; (20) unforeseen business disruptions in one or more of the many countries in which New Enviri will operate due to changes in economic conditions, changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (21) political instability, civil disobedience, armed hostilities, public health issues or other calamities; (22) liability for and implementation of environmental remediation matters; (23) product liability and warranty claims associated with the New Enviri’s operations; (24) New Enviri’s ability to comply with financial covenants and obligations to financial counterparties; (25) the outstanding indebtedness and exposure to derivative financial instruments to which New Enviri will be subject that may be impacted by, among other factors, changes in interest rates; (26) tax liabilities and changes in tax laws; (27) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in New Enviri’s pension plans and the accounting for pension assets, liabilities and expenses; (28) risk and uncertainty associated with intangible assets; and (29) the other risk factors listed from time to time in Enviri Corporation’s SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors” of Enviri Corporation’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Enviri Corporation cautions that these factors may not be exhaustive and that many of these factors are beyond Enviri Corporation’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

All forward-looking statements attributable to Enviri Corporation or New Enviri, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and Enviri Corporation and New Enviri do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Enviri Corporation or New Enviri updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Enviri Corporation and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of Enviri Corporation relating to the Proposed Transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to Enviri Corporation’s shareholders in connection with the Proposed Transaction. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by Enviri Corporation or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Enviri Corporation’s shareholder meeting to approve the Proposed Transaction should be made only on the basis of the information contained in Enviri Corporation’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Enviri Corporation, its directors and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Enviri Corporation in connection with the Proposed Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Enviri Corporation and other persons who may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by Enviri Corporation related to the Proposed Transaction. Information about the directors and executive officers of Enviri Corporation and their ownership of shares of Enviri Corporation common stock and other securities of Enviri Corporation can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change of Control Arrangements” and “Equity Compensation Plan Information as of December 31, 2024” included in Enviri Corporation’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by Enviri Corporation’s directors and executive officers; and in other documents subsequently filed by Enviri Corporation with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.